News Release


Investor Contact:

Niels Christensen, 215-986-6651
Niels.christensen@unisys.com

Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ELECTS JARED L. COHON TO BOARD OF DIRECTORS

BLUE BELL, Pa., July 31, 2013 - Unisys Corporation (NYSE: UIS) announced today that Jared L. Cohon has been elected to the Unisys Board of Directors and appointed to the Compensation Committee of the Board.

Cohon is President Emeritus and University Professor at Carnegie Mellon University, a global research university recognized for its technology, business, and arts programs. During his 16 years as university president from 1997 until June 2013, Cohon led Carnegie Mellon's global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas.

Prior to joining Carnegie Mellon, Cohon served as dean of the school of forestry and environmental studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Cohon holds a Ph.D degree from MIT and a B.S. degree from the University of Pennsylvania, each in civil engineering.

"We are privileged to have Dr. Cohon join the Unisys Board of Directors," said Unisys Chairman and Chief Executive Officer Ed Coleman. "With his distinguished academic career, his experience in leading a major university and his international experience, we are confident that he will make significant contributions to our Board and to the future success of Unisys."

Cohon also serves as a director of Ingersoll Rand and Lexmark
International as well as several non-profit organizations including the Heinz Endowments and the Health Effects Institute. He also served until recently on the Homeland Security Advisory Council, which advises the Secretary of the U.S. Department of Homeland Security.

About Unisys
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 22,500 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.
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RELEASE NO.: 0731/9186

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